Exhibit 99.1

CONTACT:	William Koziel
(847) 597-8800

Così, Inc. Reports 2010 Second Quarter Results

DEERFIELD, IL – August 12, 2010 – Così, Inc. (NASDAQ: COSI), the premium convenience restaurant company, today reported net income for the second quarter ended June 28, 2010 of $3,793,000, or $0.07 per basic and diluted common share, compared with a net loss of $(969,000), or $(0.02) per basic and diluted common share, for the 2009 second quarter.  Included in the reported net income for the 2010 second quarter is a gain of $5,120,000, or $0.10 per basic and diluted common share, related to the sale of thirteen Company-owned restaurants in Washington D.C. to a franchisee.

Così’s total revenues for the 2010 second quarter decreased 6.4% to $29,623,000 from $31,636,000 in the 2009 second quarter.  Company-owned net restaurant sales declined 7.8% in the quarter to $28,589,000, compared to $31,015,000 in the previous year’s quarter.  Franchise fees and royalty revenues for the quarter contributed $1,034,000 compared to $621,000 in the 2009 second quarter.

System-wide comparable restaurant sales for the second quarter as measured for restaurants in operation for more than 15 months recorded an aggregate 3.1% increase as compared to the second quarter of 2009.  The breakdown in comparable sales between Company-owned and franchise-operated restaurants is as follows:

For the 13 weeks ended
June 28, 2010
Company-owned	3.3%
Franchise-operated	2.6%
Total System	3.1%

James Hyatt, Così's President and Chief Executive Officer, said, "We are pleased with the continued positive comparable sales trends we saw throughout the second quarter.  We will continue to focus on driving traffic and sales while remaining committed to improving restaurant operating margins and controlling administrative costs.”

2010 Second Quarter Financial Performance Review

Così’s aforementioned 7.8% or $2,426,000 decrease in second quarter Company-owned net sales as compared to the 2009 second quarter was due to a $3,436,000 decrease in sales related to the thirteen Company-owned restaurants in Washington D.C that were sold to a franchisee during the 2010 second quarter. The decline was partially offset by the 3.3% increase in Company-owned comparable net sales during the quarter which was comprised of a 3.1% increase in traffic and a 0.2% increase in average guest check.

For the second quarter, Così reported a 360 basis point increase in costs and expenses related to Company-owned restaurant operations as a percentage of restaurant net sales compared with the second quarter of 2009. The change resulted from increases of 170, 120 and 70 basis points, as a percentage of net sales, in labor and related benefits, occupancy and other restaurant operating expenses and cost of food and beverage, respectively. The increase in labor and related benefits as a percentage of net sales was due primarily to our investment in training in the restaurants to support our traffic-driving marketing efforts as well as from incremental labor deployed to support the expansion of hours of operations in a number of locations during the quarter.  Occupancy and other restaurant operating expenses increased as a percentage of sales due primarily to higher costs associated with the ongoing repair and maintenance of existing locations.  The increase in the cost of food and beverage as a percentage of net sales was due primarily to the menu mix impact of certain new products and limited-time promotional menu offerings in the 2010 second quarter that carried a higher cost as a percentage of net sales as compared to the prior year period.

During the 2010 second quarter, Così reported general and administrative expense of approximately $3,600,000 which was comparable with the 2009 second quarter general and administrative expense.

Così reported that as of June 28, 2010 it had cash and cash equivalents of $12,335,000 and virtually no debt other than lease obligations.

Development

Così ended the 2010 second quarter with 144 locations consisting of 86 Company-owned locations and 58 franchise locations.  During the 2010 second quarter, one new franchise location was opened in the United Arab Emirates.  Subsequent to the end of the 2010 second quarter, one additional franchise location was opened in the Boston market.

About Così, Inc.
Così (http://www.getcosi.com) is a national premium convenience restaurant chain that has developed featured foods built around a secret, generations-old recipe for crackly crust flatbread. This artisan bread is freshly baked in front of customers throughout the day in open-flame stone-hearth ovens prominently located in each of the restaurants. Così’s warm and urbane atmosphere is geared towards its sophisticated, upscale, urban and suburban guests. There are currently 86 Company-owned and 59 franchise restaurants operating in eighteen states, the District of Columbia and the United Arab Emirates. The Così vision is to become America's favorite premium convenience restaurant by providing customers authentic, innovative, savory food while remaining an affordable luxury.

The Così menu features Così sandwiches, freshly-tossed salads, melts, soups, Così Squagels®, flatbread pizzas, S'mores, snacks and other desserts, and a wide range of coffee and coffee-based drinks and other specialty beverages. Così restaurants are designed to be welcoming and comfortable with an eclectic environment. Così's sights, sounds, and spaces create a tasteful, relaxed ambience that provides a fresh and new dining experience.

“Così,” “(Sun & Moon Design) and related marks are registered trademarks of Così, Inc.
Copyright © 2010 Così, Inc. All rights reserved.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains statements that constitute forward- looking statements under the federal securities laws. Forward-looking statements are statements about future events and expectations and not statements of historical fact. The words "believe," "may," "will," "should," "anticipate," "estimate," "expect," "intend," "objective," "seek," "plan," "strive," or similar words, or negatives of these words, identify forward- looking statements. We qualify any forward-looking statements entirely by these cautionary factors. Forward-looking statements are based on management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to management. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the cost of our principal food products and supply and delivery shortages or interruptions; labor shortages or increased labor costs; changes in consumer preferences and demographic trends; expansion into new markets including foreign markets; our ability to locate suitable restaurant sites in new and existing markets and negotiate acceptable lease terms; competition in our markets, both in our business and in locating suitable restaurant sites; our operation and execution in new and existing markets; our ability to recruit, train and retain qualified corporate and restaurant personnel and management; cost effective and timely planning, design and build-out of restaurants; our ability to attract and retain qualified franchisees; the availability and cost of additional financing, both to fund our existing operations and to open new restaurants; the rate of our internal growth and our ability to generate increased revenue from our existing restaurants; our ability to generate positive cash flow from existing and new restaurants; the reliability of our customer and market studies; fluctuations in our quarterly results due to seasonality; increased government regulation and our ability to secure required governmental approvals and permits; our ability to create customer awareness of our restaurants in new markets; market saturation due to new restaurant openings; inadequate protection of our intellectual property; adverse weather conditions which impact customer traffic at our restaurants and adverse economic conditions. Further information regarding factors that could affect our results and the statements made herein are included in our filings with the Securities and Exchange Commission.

Additional information is available on Così's website at
http://www.getcosi.com in the investor relations section.

Cosi, Inc.
Consolidated Balance Sheets
As of June 28, 2010 and December 28, 2009
(dollars in thousands, except share and per share data)

	June 28, 2010	December 28, 2009
	(Unaudited)	(Note 1)
Assets
Current assets:
Cash and cash equivalents	$12,335	$4,079
Accounts receivable, net	858	560
Inventories	793	967
Prepaid expenses and other current assets	1,243	2,136
Total current assets	15,229	7,742

Furniture and fixtures, equipment and leasehold improvements, net	16,699	22,100
Intangibles, security deposits and other assets, net	2,742	1,728
Total assets	$34,670	$31,570

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,112	$3,079
Accrued expenses	8,012	9,628
Deferred franchise revenue	61	44
Current portion of other long-term liabilities	574	588
Total current liabilities	11,759	13,339

Deferred franchise revenue	2,238	2,563
Other long-term liabilities, net of current portion	5,351	6,343
Total liabilities	19,348	22,245

Commitments and contingencies

Stockholders' equity:
Common stock - $.01 par value; 100,000,000 shares authorized,
51,683,441 and 40,862,474 shares issued, respectively	517	409
Additional paid-in capital	283,144	277,994
Treasury stock, 239,543 shares at cost	(1,198)	(1,198)
Accumulated deficit	(267,141)	(267,880)
Total stockholders' equity	15,322	9,325
Total liabilities and stockholders' equity	$34,670	$31,570

The accompanying notes are an integral part of these consolidated financial statements.

Cosi, Inc.
Consolidated Statements of Operations
For the Three and Six Month Periods Ended June 28, 2010 and June 29, 2009
(dollars in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 28,	June 29,	June 28,	June 29,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Restaurant net sales	$28,589	$31,015	$55,663	$59,139
Franchise fees and royalties	1,034	621	1,558	1,163
Total revenues	29,623	31,636	57,221	60,302

Costs and expenses:
Cost of food and beverage	6,567	6,915	12,895	13,153
Restaurant labor and related benefits	10,631	11,006	21,295	21,750
Occupancy and other restaurant operating expenses	8,704	9,044	17,748	18,011
	25,902	26,965	51,938	52,914
General and administrative expenses	3,630	3,621	6,952	7,458
Depreciation and amortization	1,196	1,779	2,576	3,743
Provision for losses on asset impairments and disposals	212	238	212	238
Lease termination expense and closed store costs	11	7	12	252
Gain on sale of assets	(5,120)	-	(5,207)	-
Total costs and expenses	25,831	32,610	56,483	64,605

Operating income (loss)	3,792	(974)	738	(4,303)

Interest income	-	1	-	2
Interest expense	(1)	(1)	(2)	(3)
Other income	2	5	3	9

Net income (loss)	$3,793	$(969)	$739	$(4,295)

Per Share Data:
Earnings per share:
Basic	$0.07	$(0.02)	$0.01	$(0.11)
Diluted	0.07	(0.02)	0.01	(0.11)

Weighted average shares outstanding:
Basic	51,108,465	40,030,460	50,045,292	40,321,325
Diluted	51,324,065	40,030,460	50,260,892	40,321,325

The accompanying notes are an integral part of these consolidated financial statements.

Cosi, Inc.
Results of Operations as a Percent of Sales

	Three Months Ended			Six Months Ended
	June 28, 2010	June 29, 2009		June 28, 2010	June 29, 2009

Revenues:
Restaurant net sales	96.5%	98.0%		97.3%	98.1%
Franchise fees and royalties	3.5	2.0		2.7	1.9
Total revenue	100.0	100.0		100.0	100.0
Cost and expenses:
Cost of food and beverage (1)	23.0	22.3		23.2	22.2
Restaurant labor and related benefits (1)	37.2	35.5		38.3	36.8
Occupancy and other restaurant operating expenses (1)	30.4	29.2		31.9	30.5
	90.6	87.0		93.4	89.5
General and administrative expenses	12.3	11.4		12.1	12.4
Depreciation and amortization	4.0	5.6		4.5	6.2
Provision for losses on asset impairments and disposals	0.7	0.8		0.4	0.4
Lease termination expense and closed store costs	-	-		-	0.4
Gain on sale of assets	(17.3)	-		(9.1)	-
Total costs and expenses	87.2	103.1		98.7	107.1
Operating income (loss)	12.8	(3.1)		1.3	(7.1)
Interest income	-	-		-	-
Interest expense	-	-		-	-
Other income	-	-		-	-
Net income (loss)	12.8%	(3.1	) %	1.3%	(7.1	) %

(1)	These are expressed as a percentage of restaurant net sales versus all other items expressed as a percentage of total revenues

	For the Three Months Ended
	June 28, 2010			June 29, 2009
	Company-Owned	Franchise	Total	Company-Owned	Franchise	Total

Restaurants at beginning of period	99	44	143	97	49	146
Company-owned sold to franchisee	13	13	-	-	-	-
New restaurants opened	-	1	1	1	1	2
Restaurants permanently closed	-	-	-	-	4	4
Restaurants at end of period	86	58	144	98	46	144

	For the Six Months Ended
	June 28, 2010			June 29, 2009
	Company-Owned	Franchise	Total	Company-Owned	Franchise	Total

Restaurants at beginning of period	99	46	145	101	50	151
Company-owned sold to franchisee	13	13	-	-	-	-
New restaurants opened	-	1	1	1	3	4
Restaurants permanently closed		2	2	4	7	11
Restaurants at end of period	86	58	144	98	46	144